Exhibit 21.1

Wells Real Estate Investment Trust III, Inc.

Subsidiaries

Entity	Jurisdiction
Wells Real Estate Investment Trust Operating Partnership III, L.P.	Delaware
Wells REIT III Holdings, LLC	Delaware